Exhibit 99.1

PRESS RELEASE

News Release – January 24, 2006

Franklin Financial Services Corporation

Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports 2005 earnings

(Chambersburg) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $6,112,000 for 2005 compared to 2004 earnings of $5,192,000, an increase of 17.7%. Net income for the quarter ending December 31, 2005 was $1,627,000, a 17.6% increase when compared to 2004 fourth quarter earnings of $1,383,000.

On a per share basis, diluted earnings were $.48 and $1.81 for the quarter and twelve months in 2005 compared to $.41 and $1.54 for the same periods in 2004.

Total assets at December 31, 2005 grew by 10.3% over totals a year earlier to $621.4 million.  At year-end, total deposits and repurchase agreements were up 15.2% to $508.9 million, while net loans grew by $48.7 million, or 14.2%, to $391.8 million.  Average deposits and repurchase agreements, and average net loans increased by 10.0% and 9.5%, respectively.  In addition, the market value of trust assets under management reached $411.2 million.

Franklin Financial Services Corporation is the bank holding company for F&M Trust, a community bank with sixteen community offices throughout Franklin and Cumberland Counties in Boiling Springs, Carlisle, Chambersburg, Marion, Mont Alto, Newville, Shippensburg and Waynesboro